Exhibit 99.1

12240 Inwood Road Suite 300 Dallas, Texas 75244 972-387-1487 FAX 972-233-6453

PRESS RELEASE

FOR IMMEDIATE RELEASE

August 9, 2004	NYSE: USV & USV_pa

U.S. Restaurant Properties, Inc. Announces 2nd Quarter Results

Dallas, TX – U.S. Restaurant Properties, Inc. (NYSE: USV) today reported second quarter operating results.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003	% Change	2004	2003	% Change
Real estate revenues	$17,173	$16,715	2.7%	$33,885	$33,627	0.8%
Distributions to common and preferred stockholders and minority interests	9,844	9,503	3.6%	19,677	18,994	3.6%
Net income allocable to common stockholders	3,642	5,703	(36.1%)	6,182	7,113	(13.1%)
Earnings per share (diluted)	$0.16	$0.29	(44.8%)	$0.27	$0.36	(25.0%)
Funds from operations (diluted)	7,001	5,968	17.3%	13,681	11,809	15.9%
Interest Coverage Ratio	3.6	3.4		3.5	3.0

Funds from Operations (“FFO”) was $7.0 million or $0.31 per share in the second quarter compared to $6.0 million or $0.30 per share in the same quarter last year. Net income allocable to common stockholders was $3.6 million or $0.16 per share in the second quarter compared to $5.7 million or $0.29 per share in the same quarter last year. The decrease in net income was due in part to a smaller gain on property sales. Included in net income and FFO are certain expenses incurred by the Company to maintain and re-tenant its under-performing and un-leased properties, such as property taxes and legal costs. Property taxes and other property costs associated with under-performing properties and legal expenses associated with tenant enforcement actions or disputes totaled $0.8 million in the second quarters of 2004 and 2003. Also included in net income and FFO were certain non-cash expenses such as impairment of long-lived assets and provision for doubtful accounts. Impairment of long-lived assets was $0.1 million in the second quarter of 2004. During the second quarter of 2003, impairment of long-lived assets was $0.1 million, and another $0.7 million of impairment expense was included in discontinued operations. Provision for and recoveries of doubtful accounts was a net $0.2 million charge in the second quarter versus a net $0.1 million recovery in the same period last year.

For the three months ended June 30, 2004, revenues from continuing operations increased $2.0 million, or 6.7%, to $32.3 million and consisted of a $1.6 million revenue increase in retail operations and a $0.4 million revenue increase from real estate operations. The net increase was mainly due to the following:

–	a $1.6 million increase in retail operations revenue, which was comprised of an increase in fuel revenues related to higher average pump prices, partly offset by a decrease in fuel volumes; and

–	a $1.3 million increase in rental income substantially due to $1.0 million attributable to rent received from properties acquired since the third quarter of 2003.

These increases were partially offset by:

–	a $0.5 million decrease in lease termination fees due to the termination of two leases in the 2003 second quarter for which there were not corresponding terminations in the current quarter; and

–	a $0.4 million decrease in interest on real estate loans due to the payoff of two mortgage loans receivable during the fourth quarter of 2003.

RETAIL DEVELOPMENT AND TRANSITIONAL OPERATIONS

The Company conducts retail operations on an interim basis for selected properties until they are re-leased by, or sold to, third parties. All retail activity is conducted through a taxable REIT subsidiary. It is anticipated that most of the reported retail operations revenue will be replaced by rental income when the properties are leased to third parties.

At the end of the second quarter, retail operations consisted of 16 properties operated by employees of a Company subsidiary and 14 properties to which the subsidiary supplied fuel only. Year-to-date through June 30, 2004, the retail subsidiary began operating 2 properties, leased 1 property to a third party, and sold or disposed of 1 property. Second quarter retail operations revenue was $15.2 million, and the retail segment contributed $0.1 million to net income for the quarter (after intercompany eliminations). The financial performance of retail operations was negatively affected by compressed gas margins in the second quarter, especially in June, as well as decreased gallonage. Included in the Company’s general and administrative expenses for the quarter was $1.6 million of retail operating costs.

PORTFOLIO DEVELOPMENT

During the second quarter, the Company acquired 21 properties, of which 9 were designated as investment properties and 12 were designated as held for sale in the Company’s taxable REIT subsidiary. The 9 investment properties were acquired for a purchase price of $6.0 million, and the 12 held for sale properties were acquired for a purchase price of $9.9 million. In addition, during the second quarter of 2004, the Company disposed of 12 properties, of which 11 were investment properties and 1 was from the held for sale portfolio. The disposition of the 11 investment properties generated net cash proceeds of $6.6 million and a gain of $2.3 million. The disposition of the held for sale property generated net proceeds of $0.9 million and a gain of $0.2 million. The Company anticipates that individual properties in its held for sale portfolio will be sold within a year of acquisition.

At June 30, 2004, the Company’s portfolio consisted of 787 properties, of which 713 were performing, 57 were non-performing, 16 were operated by the Company’s retail subsidiary and 1 was vacant land. The net book value of the non-performing properties and vacant land was $21.0 million. Since the end of the second quarter, the Company has acquired four properties, one of which was designated as held for sale. The total purchase price for the four properties was approximately $3.5 million.

RECENT EVENTS

On April 22, 2004, the Company announced the acquisition, pending bankruptcy court approval, of certain assets of The Ground Round, Inc., a casual dining chain based in Boston. On July 12, 2004, the bankruptcy court rejected the Company’s bid for Ground Round, Inc. in favor of the Ground Round franchisees’ bid. The Company is still seeking to acquire specific restaurant assets of several Ground Round units from various franchisees.

On August 3, 2004, one of the Company’s franchisor/tenants, Schlotzsky’s Inc., filed for Chapter 11 bankruptcy protection. Schlotzsky’s, Inc. leases five of the Company’s properties, which represent approximately 0.7% of the Company’s annualized base rent. Schlotzsky’s, Inc. guarantees 13 of its franchisees’ leases to the Company, three of which are vacant, with monthly guaranteed rent representing approximately 0.5% of the Company’s annualized base rent. Regardless of performance under the Schlotzsky’s, Inc. guarantee, the Company’s primary recourse remains with the individual franchisees for any unpaid rent. As of June 30, 2004, the Company’s receivable balance due from Schlotzsky’s, Inc. was approximately $0.3 million. Due to the recent nature of the bankruptcy filing, management cannot yet assess the likelihood of loss or the estimated amount of loss, if any.

Commenting on the business, Robert Stetson, CEO stated, “The recent bankruptcy of Schlotzsky’s, while unfortunate, is not expected to have a negative long-term effect on our business. The corporate locations represent a very small portion of our revenue and the majority of our Schlotzsky’s locations are still under lease with franchisees. In addition, we continue to see progress from another of our brands, Burger King. According to a recent Burger King press release, July same store sales were up 12.4 percent and July marked the sixth consecutive month of positive U.S. same-store sales. This sales improvement should lead to increased percentage rental revenue for the last half of the year. Other positive developments include the rebound of gas margins in our retail segment and the added revenue from property acquisitions completed in the second quarter.”

The Company will hold a conference call on Monday, August 9, 2004 at 10:00 a.m. Central Time to review its second quarter results. The call can be accessed toll free at (877) 691-0877, or via webcast by going to http://www.companyboardroom.com/company.asp?ticker=usv&client=cb at least 15 minutes prior to the start of the call. A web replay will be available shortly after the call for 14 days. A digital replay of the conference call will be available until midnight August 22, 2004 by dialing (877) 519-4471 and entering reference number 4973960.

U.S. Restaurant Properties, Inc. is a fully-integrated, self-administered and self-managed real estate investment trust (REIT). The Company focuses primarily on acquiring, owning and leasing restaurant properties. The Company also owns and leases a number of service station properties, most of which include convenience stores (referred to as C&Gs). At June 30, 2004, the Company’s portfolio consisted of 787 properties. U.S. Restaurant Properties, Inc. leases its properties on a triple-net basis primarily to operators of quick-service and full-service chain restaurants affiliated with major national or regional brands such as Applebee’s®, Arby’s®, Burger King®, Captain D’s®, Chili’s®, Dairy Queen®, Hardee’s®,

Pizza Hut®, Popeye’s®, Schlotzsky’s®, Shoney’s® and Taco Cabana®. The Company’s C&G tenants are affiliated with major oil brands such as Fina®, Phillips 66® and Shell®.

Certain statements in this release constitute “forward-looking statements” and involve risks, uncertainties and other factors which may cause the actual performance of U.S. Restaurant Properties, Inc. to be materially different from the performance expressed or implied by such statements. These risks include access to financing, availability of acquisition targets, income fluctuations in U.S. households, continued qualification as a REIT, cost of capital, changes in trends in the restaurant industry, volatility of fuel prices, and tenant bankruptcies, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, contact Investor Relations at 972-387-1487, ext. 147 or visit the Company’s website, www.usrp.com.

Editor’s note: U.S. Restaurant Properties, Inc. also announced today that it has reached definitive agreements to merge with CNL Restaurant Properties, Inc. and 18 CNL Income Funds. Please see separate press release for additional details.

U.S. Restaurant Properties, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Rental income	$15,761	$14,434	$31,183	$29,188
Tenant expense reimbursements	831	831	1,604	1,679
Lease termination fees	110	587	210	997
Interest on real estate loans	471	863	888	1,763
Retail operations	15,172	13,604	28,211	25,133

Total revenues	32,345	30,319	62,096	58,760

Expenses:
Ground rent	891	898	1,744	1,783
Property taxes	257	243	400	531
Other property	281	325	630	620
Legal	487	325	614	593
Depreciation and amortization	5,602	4,926	11,088	10,093
Impairment of long-lived assets	102	53	272	230
Provision for doubtful accounts	151	(131)	302	(211)
General and administrative	3,460	2,953	6,950	5,492
Retail cost of sales	13,008	11,026	23,903	21,249

Total expenses	24,239	20,618	45,903	40,380

Income from continuing operations	8,106	9,701	16,193	18,380
Non-operating income	5	28	13	21
Interest expense	(4,568)	(5,465)	(9,122)	(11,096)
Minority interest	(14)	(1,168)	(22)	(2,337)

Net income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	3,529	3,096	7,062	4,968
Income from discontinued operations	2,568	4,421	4,029	6,005
Cumulative effect of change in accounting principle	—	—	—	(270)

Net income	6,097	7,517	11,091	10,703
Dividends and accretion on preferred stock	(2,455)	(1,814)	(4,909)	(3,590)

Net income allocable to common stockholders	$3,642	$5,703	$6,182	$7,113

Basic and diluted net income per share:
Income from continuing operations allocable to common stockholders	$0.05	$0.07	$0.09	$0.07
Income from discontinued operations	0.11	0.22	0.18	0.30
Cumulative effect of change in accounting principle	—	—	—	(0.01)

Net income per share	$0.16	$0.29	$0.27	$0.36

Weighted average shares outstanding
Basic	22,556	19,867	22,546	19,852
Diluted	22,650	19,891	22,637	19,873

U.S. Restaurant Properties, Inc.

2nd Quarter 2004 FFO (1)

In thousands, except per share amounts

	Three Months Ended June 30,			Six Months Ended June 30,
	2004		2003	2004		2003
Net income	$6,097		$7,517	$11,091		$10,703
Dividends and accretion on preferred stock	(2,455)		(1,814)	(4,909)		(3,590)

Net income allocable to common stockholders	3,642		5,703	6,182		7,113

Depreciation and amortization
Continuing operations	5,602		4,926	11,088		10,093
Discontinued operations (2)	18		424	85		1,037
Gain on sale of property
Discontinued operations (2)	(2,275	)(5)	(5,085)	(3,696	)(5)	(6,704)
Embers sale transaction (4)	—		—	—		—
Less FFO adjustments allocable to minority interest	(11)		(1)	(26)		(16)
Cumulative effect of change in accounting principle	—		—	—		270

FFO (Basic)	6,976		5,967	13,633		11,793
Income (loss) allocable to minority interest	14		—	22		—
Adjustments allocable to minority interest	11		1	26		16
Preferred stock dividends on dilutive securities	—		—	—		—

FFO (Diluted)	$7,001		$5,968	$13,681		$11,809

Weighted average shares outstanding (Basic)	22,556		19,867	22,546		19,852
Dilutive effect of OP units	80		—	80		—
Dilutive effect of options	14		24	12		21
Dilutive effect of guaranteed stock	—		—	—		—
Dilutive effect of Preferred Stock	—		—	—		—
Dilutive effect of Preferred Stock warrants	—		—	—		—

Weighted average shares outstanding (Diluted)	22,650		19,891	22,638		19,873

FFO (Basic) per share, allocable to common stockholders (3)	$0.31		$0.30	$0.60		$0.59
FFO (Diluted) per share, allocable to common stockholders (3)	$0.31		$0.30	$0.60		$0.59

(1)	The Company believes the supplemental non-GAAP measure FFO is a useful indicator of the Company’s operating performance and that the most directly comparable GAAP financial measure to FFO is net income. Management uses FFO as a supplemental measure to conduct and evaluate the business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself. The National Association of Real Estate Investment Trust (NAREIT) created FFO as a supplemental performance measure to exclude historical cost depreciation, among other items, from GAAP net income. The Company’s FFO is computed as net income (loss) available to common stockholders (computed in accordance with accounting principles generally accepted in the United States of America), plus real estate related depreciation and amortization, excluding gains (or losses) from sales of investment property, income/loss allocable to minority interest holders and extraordinary items and is computed in accordance with the NAREIT “White Paper” definition of FFO. The Company believes that the use of FFO, combined with the required primary GAAP presentations, has improved management’s and the investing public’s understanding of REIT operating results. Further, the use of FFO has made comparisons of those results more meaningful and has enabled the evaluation of the Company’s operating performance compared to other REITs that use the NAREIT definition in order to make more informed business decisions based on industry trends or conditions. Therefore, the Company considers FFO a useful measure for reviewing its comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate depreciation and amortization, FFO assists in the comparison of the operating performance of real estate between periods or as compared to other REITs. FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. While the Company adheres to the NAREIT definition of FFO in making its calculation, the Company’s method of calculating FFO may not be comparable to the methods used by other REITs and accordingly may be different from similarly titled measures used by other companies.

(2)	Adjustments to Discontinued Operations listed below are the result of the sale or disposal of 89 properties during the year ended December 31, 2003 and 32 properties during the six months ended June 30, 2004.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$221	$3,008	$1,010	$7,396
Depreciation and amortization	(18)	(424)	(85)	(1,037)
Impairment of long-lived assets	—	(699)	(41)	(2,117)
Other expenses	(71)	(2,549)	(712)	(4,941)

	132	(664)	172	(699)
Gain on sale of property	2,436	5,085	3,857	6,704

Income from discontinued operations	$2,568	$4,421	$4,029	$6,005

(3)	FFO (Basic) per share is calculated by dividing FFO (Basic) by the weighted average number of shares of common stock outstanding for the period. FFO (Diluted) per share is calculated by dividing FFO (Diluted) by the weighted average number of shares/units outstanding for the period on a fully diluted basis. Weighted average shares/units outstanding (fully diluted) includes shares of the Company’s Common Stock issued and outstanding, as well as Common Stock Equivalents in the form of Operating Partnership units, stock options, Preferred Stock, Preferred Stock warrants and stock price guarantees to the extent they are dilutive. For the six months ended June 30, 2004 and 2003, all Common Stock Equivalents were dilutive except Preferred Stock and certain employee stock options.

(4)	Embers, a significant tenant/mortgagee of the Company, owed the Company significant balances secured by certain fee properties and mortgage properties. The 2004 first quarter sale of an Embers fee property resulted in the complete recovery of the Company’s investment in the Embers fee properties based on an agreed-upon maximum the Company could recover from the fee properties. The remaining two fee properties were deeded to Embers as part of the workout agreement. Therefore, there was no net income effect associated with these workout transactions, which is appropriate as the transactions simply served to allow the Company to recover its net investment in the Embers fee properties. Management has concluded that there should be no impact to FFO as a result of these transactions as there was no impact on the operations of the Company.

(5)	Beginning the second quarter of 2004, the Company began a limited program of purchasing real estate with the intent of re-sale. Gains on sale associated with this program totaling approximately $0.2 million have not been excluded from the calculation of FFO as these gains represent the principal activity of this program.

U.S. Restaurant Properties, Inc.

Supplementary Information

New York Stock Exchange symbol – Common Stock	USV

– Preferred Stock	USV_pa

Annualized dividend rate per share of Common Stock	$1.32

Common Stock price per share as of market close, June 30, 2004	$15.19

Dividend yield on Common Stock (annualized dividend divided by price per share at June 30, 2004)	8.69%

Total shares of Common Stock issued and outstanding June 30, 2004	22,561,639

Annualized dividend rate per share of Series A Cumulative Convertible Preferred Stock	$1.93

Series A Preferred Stock price per share as of market close, June 30, 2004	$23.25

Dividend yield on Series A Preferred Stock (annualized dividend divided by price per share at June 30, 2004)	8.30%

Total shares of Series A Preferred Stock issued and outstanding June 30, 2004	4,084,288

Number of properties at June 30, 2004	787

Cash and cash equivalents at June 30, 2004	$1,698,292

Second quarter straight-line rent (continuing and discontinued operations)	$723,810

Year to date straight-line rent (continuing and discontinued operations)	$1,350,987

U.S. Restaurant Properties, Inc.

Capitalization at June 30, 2004

(in thousands except per share amounts)

Debt
Line of Credit			$13,800
Notes Payable			308,854
Mortgage Note Payable			891

			323,545

	Shares Outstanding June 30, 2004	Closing Price June 30, 2004
Equity
Series A Preferred Stock	4,084	$23.25	94,953
Series B Preferred Stock	20		20,000
Common Stock	22,562	$15.19	342,717

			457,670

Total Capitalization			$781,215